Exhibit 99.1

Pure Cycle Corporation Announces
Settlement of Litigation with High Plains A&M, LLC

Denver, Colorado – February 3, 2015 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announces today that the Company and High Plains A&M, LLC (“HP”) have reached a comprehensive settlement of all outstanding litigation.

In April 2014, the Company filed a lawsuit against HP alleging HP had breached the Company’s 2006 agreements with HP. The parties also had additional lawsuits and pending claims in dispute.

On January 29, 2015, the Company and HP reached a comprehensive settlement agreement resolving these disputes. Under the terms of the settlement agreement HP has agreed to:

•	Relinquish its interest in the Tap Participation Fee;
•	Deliver a certificate for 300,000 shares of HP’s Pure Cycle Common Stock to the Company; and
•	Assign its 75% mineral interest from all the farms sold to the Company, back to the Company.

The parties have agreed to jointly dismiss all claims and all lawsuits.

“We are extremely pleased to have a resolution to this litigation and a closure of these disputes. We believe this outcome affirms the Company’s position on the defaults and creates a positive impact for the Company”, commented Mark Harding, President and CEO. “This settlement will further enhance our financial statements, reduce litigation costs, eliminate any uncertainty regarding our remedies and the uncertainties of litigation, and will conclude our relationship with HP”, Mr. Harding continued.

Company Information

Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems. Pure Cycle also owns approximately 14,600 acres in Southeastern Colorado that are leased to area farmers.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.